EXHIBIT 10.1

SERVICES AGREEMENT

February 1, 2017

The following Services Agreement (“Agreement”)is entered into by and between Edward Smith (“Contractor”) and SMTC Corporation (“SMTC” or the “Company”),as of the date set forth above. All dollar amounts in this Agreement refer to U.S. funds.

1.                 Services. Contractor agrees (i) to begin rendering management services (“Management Services”)to the Company as of February 6, 2017 and (ii) to begin providing services as, and be appointed to the position of, Interim Presidentand Chief Executive Officer of the Company (“CEO Services” and, together with “Management Services,” the“Services”) as of February 17, 2017 (the “CEO Services Start Date”). With respect to the provision of CEOServices, Contractor shall have the duties, authorities, and responsibilities ascribed to the position of Chief Executive Officeras described in the Company’s Second Amended and Restated By-laws. With respect to the provision of Services under this Agreement,Contractor will report directly to the Company’s Board of Directors (the “Board”) and work from the Company’soffices in San Jose, California. All Services will be provided by Contractor in a professional manner and with the level of careand skill ordinarily exercised by members of the same profession currently practicing in the same locality under similar conditions.As of the CEO Services Start Date, Contractor will be elected to the Board. In the event that the Contractor is no longer providingServices to the Company, but Contractor continues to remain a member of the Board, Contractor will be entitled to compensationas a non-employee director under the Company’s director compensation plan.

2.                 Charges. For the Services, SMTC shall pay Contractor a monthly fee in the amount of Forty Thousand and 00/100Dollars ($40,000.00), paid on the last business day of each month. During any calendar month in which the Contractor provides Servicesfor less than the full calendar month, the amount of the monthly fee to be paid to the Contractor for such calendar month shallbe pro-rated, as appropriate, to reflect the number of days during such calendar month for which Services were provided by theContractor.

3.                 Reimbursement of Travel and Housing Expenses. During the period of time that Contractor provides Servicesto the Company, the Company agrees to reimburse the Contractor for (i) all reasonable out-of-pocket expenses, including meal andtravel expenses, incurred in connection with commuting from his home in Phoenix, Arizona to and from San Jose, California and (ii)all reasonable housing expenses incurred to rent an apartment in San Jose, California. Company also agrees to reimburse Contractorfor any other pre-approved travel or other costs/expenses reasonably and necessarily incurred by Contractor in the course of performingthe Services. SMTC shall pay such reimbursements within thirty (30) calendar days after receiving from Contractor receipts or otherevidence of the business expenses.

4.                 Grant of Restricted Stock Units. Contractor will receive an award of restricted stock units of the Companyunder the SMTC 2010 Incentive Plan, as amended (the “LTIP”) having an aggregate award value of $100,000, with the actualnumber of restricted stock units that are awarded being determined by rounding up or down, as appropriate, to the nearest wholenumber (the “RSU Grant”), such RSU Grant to be made to the Contractor on the CEO Services Start Date. The RSU Grantwill vest upon the earlier to occur of (i) the first anniversary of the grant date for the RSU Grant, provided that Contractoris still providing CEO Services to the Company on such vesting date or (ii) a Covered Transaction (as defined in the LTIP). TheRSU Grant shall be subject to the terms and conditions of the LTIP and any specific terms and conditions as determined by the CompensationCommittee of the Board.

5.                 Agreement and No Conflict with Prior Agreements. In connection with providing the Services, Contractor willbecome knowledgeable about confidential and/or proprietary information related to the operations, products and services of SMTCand its subsidiaries. Therefore, Contractor agrees to be bound by those restrictions set forth in Annex A to this Agreement.Similarly, Contractor may have confidential or proprietary information from prior employers and/or entities for which he has providedservices in the past that should not be used or disclosed to anyone at SMTC. SMTC requests that Contractor comply with any existingand/or continuing contractual obligations that he may have with his former employers and/or recipients of his services. By signingthis Agreement, Contractor represents that his provision of Services to SMTC will not breach any agreement Contractor has withany third party.

6.                 Code of Ethics and SMTC Policies. SMTC is committed to creating a positive work environment and conductingbusiness ethically. The Contractor will be expected to abide by the Company’s policies and procedures including, but notlimited to, all codes of ethics and SMTC’s Corporate Governance Guidelines.

7.                 Mutual Non-Disparagement. Contractor agrees, both during the period that Contractor is providing Servicesto the Company and thereafter, not to knowingly disparage the Company, its subsidiaries or its officers, directors, employees oragents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation.The Company agrees, both during the period the Contractor is providing Services to the Company and thereafter, not to knowinglydisparage the Contractor in any manner that could be harmful to his business or personal reputation. This paragraph will not beviolated by statements from either party that are truthful, complete and made in good faith in required response to legal processor governmental inquiry.

8.                 Termination. Contractor or the Company may terminate this Agreement and Contractor’s Services hereunderwith or without cause at any time upon written notice to the other party. In the event of such termination, (i) the Company shallpay Contractor on a pro-rata basis any fees then due and payable for Services up to and including the date of such terminationand (ii) Contractor shall immediately resign from the Board.

9.                 Independent Contractor Status. Contractor’s relationship with Company is as an independent contractor.Nothing contained in this Agreement shall be construed or applied to create a partnership, joint venture, or employment relationship.None of the payments to Contractor under this Agreement will be subject to any tax withholding, and all such payments will be reportedto the appropriate taxing authorities on a Form 1099 basis. Contractor will be responsible for the payment of his federal, stateand local taxes payable with respect to all amounts paid to Contractor under this Agreement, including without limitation and tothe extent legally required of Contractor, any unemployment insurance tax, federal, state, and/or foreign income or excise taxes,federal Social Security (FICA) payments, and disability insurance taxes. Contractor shall make all payments of such taxes whenthe same become due and payable with respect to any amounts paid pursuant to this Agreement. Contractor is not an employee of theCompany, and as such, is not entitled to any employment rights or benefits from the Company, including, without limitation, wages,overtime pay, workers' compensation insurance, disability insurance, retirement or 401(k) plan benefits, medical reimbursementor other fringe benefits plans, unemployment compensation, meal or rest breaks, or vacation or sick pay. Contractor has or willprocure worker’s compensation and any other insurance, as may be required by applicable law.

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10.             Indemnification. Contractor will indemnify Company and its subsidiaries, affiliates, officers, directors,stockholders, employees, and agents from and against any losses, costs, fees, or expenses suffered or incurred by Company or itssubsidiaries, affiliates, officers, directors, stockholders, employees, and agents arising out of or relating to Contractor’sfailure to pay any self-employment or other taxes when due. Company will indemnify Contractor from and against any losses, costs,fees, or expenses suffered or incurred by Contractor arising out of or relating to a breach of any term or condition of this Agreementby Company. Company will also indemnify Contractor in connection with Contractor’s performance of the Services in accordancewith the Company’s certificate of incorporation.

11.             Governing Law/Venue. This Agreement shall be interpreted in accordance with the laws of the State of Delaware.Any litigation between the parties, including, without limitation, any litigation that is based upon or arises out of this Agreement,shall be filed only in the state courts of the State of Delaware, including the Delaware Court of Chancery (New Castle County).Contractor and the Company hereby agree that they are and shall be subject to the exclusive personal jurisdiction of such courts.Each party acknowledges and agrees that this paragraph constitutes a voluntary and bargained-for agreement between the parties.Each party acknowledges that any matter arising under this Agreement is likely to involve complex and difficult issues and thereforeeach party irrevocably and unconditionally waives any right to a trial by jury.

12.             Assignment. Neither Contractor nor Company may assign any of such party’s rights or obligations underthis Agreement. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignmentstated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the parties heretoand their respective successors and assigns.

13.             Entire Agreement/Modification. This Agreement, together with any exhibits and schedules attached hereto, containsthe entire agreement of the parties regarding its subject matter, and it supersedes all previous agreements, negotiations, proposals,and understandings of the parties, which are of no further force or legal effect. This Agreement can only be amended, modifiedor supplemented by a subsequent written agreement executed by Contractor and an authorized officer of the Company.

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14.             Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction,such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate orrender unenforceable such term or provision in any other jurisdiction.

15.             Authority and Reliance. Each party for that party’s self, heirs, personal representatives, successors,and assigns, hereby represents and warrants that the party has the full capacity and authority to enter into, execute, deliver,and perform this Agreement, that such execution, delivery, and performance does not violate any contractual or other duty or obligationby which that party is bound, and that this Agreement constitutes an agreement binding upon and enforceable against that party.Each party is entering into this Agreement in reliance on each party’s own judgment, and not in reliance on any statementsmade by the other party. Each party warrants and represents that the party is not relying on counsel for any other party for theperformance of any task, provision of any service, or rendering of any advice for any purpose whatsoever, but instead is relyingsolely and exclusively on the party’s own counsel for all matters relating to the terms of this Agreement

16.             Counterparts and Delivery. This Agreement may be executed by the parties separately in counterparts, and facsimileor electronic (PDF) copies of the separately-executed Agreement shall, upon exchange by delivery, facsimile, or PDF/email betweenthe parties or their counsel, have the same force and effect as if a mutually-signed, single original agreement had been executed.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties haveagreed to and executed this Agreement as of the date set forth above.

CONTRACTOR

By:	/s/ Edward Smith
Name:	Edward Smith

SMTC CORPORATION

By:	/s/ Clarke Bailey
Name:	Clarke H. Bailey
Title:	Chairman of the Board

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AnnexA

For the purposes of this Annex A, the “Restricted Period”means the period during which the Contractor is providing Services to the Company or serves as a member of the Board and the twelve(12) month period commencing immediately after the later to occur of Contractor ceasing to provide Services to the Company or servingas a member of the Board and “Customer” means any person to whom the Company or any of its subsidiaries sells or providesproducts or services at the time the Contractor ceases to provide Services to the Company, or within twelve (12) months prior thereto,or with whom the Company or any of its subsidiaries is, or was within twelve (12) months prior thereto, in negotiation at the timethe Contractor’s provision of Services to the Company is terminated, with a view to selling or providing goods or servicesto such person. For purposes of this Annex A, all terms not defined herein shall have the meaning ascribed to such terms in theAgreement.

1.	Non-Solicitation. During the Restricted Period, the Contractor will not:

(a) canvass or solicit or prepare or attempt to canvass or solicit,whether directly or indirectly, for the purpose of selling to a Customer any products or services that are the same or substantiallysimilar to products or services sold by the Company or its subsidiaries to that Customer; or

(b) entice, solicit or prepare or attempt to entice or solicit anyofficer, employee, contractor, agent or consultant of the Company or any of its subsidiaries away from employment with or engagementby the Company or any of its subsidiaries.

2.                 Non-Disclosure of Confidential Information. The Contractor acknowledges that in the course of providing Servicesto the Company that he will have access to, and will be entrusted with, confidential information concerning the activities, businessoperations, customers and clients of the Company and its subsidiaries, which information is not generally known in the industryin which the Company and its subsidiaries do business (“Confidential Information”) and that the disclosure of any ConfidentialInformation to competitors of the Company or any of its subsidiaries or to other persons or entities would be highly detrimentalto the interests of the Company and its subsidiaries. The Contractor further acknowledges and agrees that the right to maintainconfidential such Confidential Information is a proprietary right that the Company is entitled to protect. Accordingly, the Contractorcovenants and agrees that except as required by law, a court order or similar proceedings (provided that Contractor notifies theCompany immediately upon such compulsion and discloses no more Confidential Information than legally compelled), he will not duringthe period of time during which he is providing Services to the Company or anytime thereafter disclose any such Confidential Informationto any person or entity, nor shall he use the same, except as required for legitimate business purposes in the normal course ofhis provision of Services to the Company. Confidential Information shall not include any information that is or has become publicwithout a violation of this Agreement by Contractor.

3.                 Inventions. The Contractor agrees that all right, title and interest in and to any information, trade secrets, inventions,discoveries, developments, derivative works, improvements, research materials and products made or conceived by the Contractoralone or with others during the course of the Contractor’s provision of Services to the Company or relating to the businessor affairs of the Company shall belong exclusively to the Company. The Contractor hereby irrevocably waives in favor of the Companyany and all copyright and moral rights, and irrevocably assigns to the Company any and all legal rights, that the Contractor mayhave in respect of any such materials. The Contractor agrees to execute any assignments and/or acknowledgements as may be requestedby the Company from time to time, at the expense of the Company, without any further remuneration.

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4.                 Acknowledgement and Agreement. The Contractor acknowledges that the restrictive covenants contained above have beenconsidered by the Contractor and that the restraints and restrictions on his future activities are reasonable in the circumstancesand he hereby irrevocably waives all defenses thereto. The Contractor agrees that, in addition to any other remedies at law thatthe Company may have (which other remedies the Contractor acknowledges to be inadequate to protect the Company’s legitimateinterests), the Company will be entitled to obtain injunctive relief in the event of a breach of any provision of this Annex A.

5.                 Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016.

Notwithstanding any other provision of this Agreement:

(a)                        Contractor will not be held criminally or civilly liable under any federal or state trade secret law for any disclosureof a trade secret that:

(i)                          is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney;and (B) solely for the purpose of reporting or investigating a suspected violation of law; or

(ii)                        is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(b)                        If Contractor files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Contractor maydisclose the Company’s trade secrets to its attorney and use the trade secret information in the court proceeding if Contractor:

(i)                          files any document containing the trade secret under seal; and

(ii)                        do not disclose the trade secret, except pursuant to court order.

6.                 Scope of Application. The foregoing restrictions shall apply to any action taken by the Contractor, directly or indirectly,alone or in concert or in partnership with others, whether as an agent, representative, principal, shareholder, employee, consultant,director or in any other capacity.

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